Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES THIRD QUARTER 2026 OPERATING RESULTS

South Bend, IN. November 5, 2026 (GLOBENEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended September 30, 2026.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On September 9, 2026, the Company completed the acquisition of a hospital campus comprising a licensed 60 bed hospital, licensed 99 bed skilled nursing facility and ancillary medical office buildings near Kansas City, Missouri. The purchase price was $10.4 million and the Company funded the acquisition from the balance sheet. The hospital campus was added to an existing master lease of a tenant in Missouri with initial annual base rents of $1.04 million and subject to 3% annual rent increases.

●	Subsequent to quarter end on November 1, 2026, the Company entered into a purchase agreement for a 99-bed skilled nursing facility in Angola, Indiana for $15 million. The Company will fund the acquisition with $14 million from the balance sheet and the seller will take $1 million in OP Units. The facility will be added to an existing master lease for our tenant in Indiana. Initial base rents will be $1.5mm and will be subject to 3% annual increases. The acquisition is expected to close before year-end.

●	For the quarters ended September 30, 2026, and September 30, 2025:

●	FFO was $(3.6) million and $20.7 million, respectively.

●	FFO per share of $(0.65) and $0.37, respectively

●	AFFO was $18.8 million and $18.1 million, respectively.

●	AFFO per share of $0.34 and $0.33, respectively.

●	Net income/(loss) was $(14.8) million and $8.9 million, respectively.
●	Rental income received was $40.0 million and $39.7 million, respectively.

●	For the nine months ended September 30, 2026, and September 30, 2025:

●	FFO was $37.6 million and $58.9 million, respectively.

●	FFO per share of $0.67 and $1.06, respectively

●	AFFO was $55.9 million and $53.4 million, respectively.

●	AFFO per share of $1.00 and $0.96, respectively.

●	Net income was $3.7 million and $24.5 million, respectively.
●	Rental income received was $120.0 million and $114.9 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “While our acquisition activity in 2026 has been more measured compared to prior years, we are encouraged by the progress we are making on several opportunities in our pipeline. Many of these transactions have been under active consideration for several months, with some approaching a year of negotiations. We are pleased to see these efforts beginning to translate into results. If these transactions close as anticipated, we believe we are well positioned to reach our 2026 acquisition target of $100 million to $150 million.”

Mr. Gubin continued: “One of the Company’s greatest strengths, and a key differentiator from our peers, has been our commitment to a disciplined and consistent investment strategy. Our focus remains on acquiring skilled nursing facilities subject to long-term, triple-net leases with contractual annual rent escalators. This approach has been fundamental to our success, providing a foundation for sustainable growth and predictable cashflows. We remain committed to maintaining this investment discipline as we continue to expand our portfolio and create long-term value for our shareholders.”

Q3 2026 Quarterly Results of Operations:

Three Months Ended September 30, 2026 Compared to Three Months Ended September 30, 2025:

Rental revenues: Rental revenues increased by approximately $0.3 million, or 0.7%, primarily as a result of additional rental income from recently acquired properties and lease renewals, partially offset by the disposition of certain properties.

Depreciation and amortization: Depreciation and amortization expense decreased by approximately $0.7 million, or 6%, primarily due to the sale of two properties and certain assets becoming fully depreciated, partially offset by depreciation associated with properties acquired since the third quarter of 2025

General and administrative expenses: The increase in general and administrative expenses of $0.4 million or 28%, primarily as a result of higher executive compensation and professional fees.

Interest expense, net: Interest expense decreased by approximately $0.1 million, or 1%, primarily as a result of the payoff of Bond C in July 2026 and modestly lower interest rates on the Company’s bank loans during the quarter.

Foreign currency transaction loss: The Company recognized a $24.6 million foreign currency transaction loss in the third quarter of 2026, entirely attributable to foreign exchange transactions associated with the retirement of Bond Series A, Bond Series C, and Bond Series D.

Net income: The change from net income of $8.8 million during the third quarter of 2025 to a net loss of $14.7 million during the third quarter of 2026 was primarily attributable to the recognition of a $24.6 million foreign currency transaction loss.

Nine Months Ended September 30, 2026 Compared to Nine Months Ended September 30, 2025:

Rental revenues: The increase in rental revenue of $5.1 million or 4% is due to the acquisition of properties and lease renewals made since third quarter of 2025.

Depreciation and amortization: The decrease in depreciation and amortization of $0.6 million or 1.9% is primarily due to full amortized assets, offset by property acquisitions.

General and administrative: The increase in general and administrative expenses of approximately $2.1 million, or 38%, was primarily attributable to higher costs associated with the Company’s new line of credit and term loan, increased professional fees, and higher executive compensation expense.

Foreign currency transaction loss: The balance is primarily attributable to a $24.6 million foreign currency transaction loss recognized during the third quarter of 2026, largely resulting from foreign exchange transactions associated with the retirement of Bonds A Inc., C, and D.

Net income: Net income decreased to $3.7 million in 2026, primarily due to a $24.6 million foreign currency transaction loss recognized during the third quarter of 2026 in connection with foreign exchange transactions associated with the redemption of bonds.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Form 8-K with the SEC on April 14, 2026, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 145 healthcare facilities with an aggregate of 15,600+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 145 healthcare facilities comprise 131 skilled nursing facilities, 10 assisted living facilities, two long-term acute care hospitals, one hospital and one medical office building.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the nine and three months ended September 30, 2026 and 2025, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
(dollars in $1,000s)
Net income	$3,651	$24,526	$(14,761)	$8,873
Loss from real estate disposition	151	12	-	12
Depreciation and amortization	33,757	34,404	11,133	11,810
Funds from Operations	37,559	58,942	(3,628)	20,695
FFO per weighted average common share and OP Units	0.67	1.06	(0.65)	0.37
Adjustments to FFO:
Straight-line rent	(6,289)	(5,589)	(2,198)	(2,567)
Loss on foreign currency transaction	24,609	-	24,609	-
Funds from Operations, as Adjusted	$55,879	$53,353	$18,783	$18,128
AFFO per weighted average common share and OP Units	1.00	0.96	0.34	0.33